Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IHEARTMEDIA, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

iHeartMedia, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:	That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted recommending and declaring advisable that the Fifth Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that Section 8.1 of the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

Section 8.1. Limitation of Director and Officer Liability. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless such director or officer violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as a director or officer, as applicable. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECOND:	That the aforesaid amendment was duly adopted by the stockholders of the Corporation at the annual meeting of stockholders of the Corporation held on June 5, 2024.

THIRD:	That, the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Executive Vice President, General Counsel and Secretary on this 5th day of June, 2024.

IHEARTMEDIA, INC.

By:	/s/ Jordan R. Fasbender
Jordan R. Fasbender
Executive Vice President, General Counsel and Secretary